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News from Georgia-Pacific

Release No. C-1577
Media Contacts:	Jack Cox, International Paper Ken Haldin, Georgia-Pacific Virginia Aulin, Weyerhaeuser	(914) 397-1952 (404) 652-6098 (212) 753-7860
Analyst Contacts:	Carol Tutundgy, International Paper Richard Good, Georgia-Pacific Dick Taggart, Weyerhaeuser	(914) 397-1632 (404) 652-4720 (253) 924-2058
March 23, 2000

 International Paper, Georgia-Pacific and Weyerhaeuser Announce Plan to Create Comprehensive On-Line Marketplace

Leading forest products companies aim to enhance service to customers through independent buying and selling technology solution

           Purchase, N.Y. / Atlanta / Federal Way, Wash. - International Paper (NYSE: IP),
Georgia-Pacific Corp. (NYSE: GP) and Weyerhaeuser Co. (NYSE: WY) today jointly announced that they intend to develop a global business-to-business marketplace to enable buying and selling of paper and forest products on-line.

           The companies will take a leadership role to facilitate the utilization of Internet technology to enhance service to customers and increase efficiency with suppliers. The electronic marketplace will create a foundation for common industry standards to simplify and accelerate the adoption of electronic commerce across the industry.

           The marketplace will operate as an independent entity with its own board of directors and management team. Initially, the three founding companies will each have an equal equity position, but it is expected that more partners will join the initiative. Based on demonstrated success, the companies will consider taking the entity public.

           The paper and forest products industry in the United States ships more than $200 billion worth of products annually. By working together to establish an electronic marketplace, the three leading companies in the industry believe they can benefit customers by simplifying transaction processes, improving information flow and increasing speed of delivery, thereby reducing costs. Providing both procurement and sales functions means the on-line marketplace will also enable participating companies to streamline purchasing operations, reduce inventories, cut internal costs and increase capital efficiency in the industry.

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           The three companies immediately will begin conducting a search for a chief executive officer for the new operation and are assessing potential technology partners to add state-of-the-art expertise to the enterprise. The companies plan to promptly complete a definitive agreement, finalize a business plan and enlist additional strategic partners, including forest products companies and affiliated industry firms.

           John T. Dillon, International Paper's chairman and chief executive officer, said,
"This is a substantial commitment on the part of three industry leaders to develop a comprehensive electronic marketplace for the forest and paper sector. As manufacturers, marketers and distributors of a broad array of products, we will collectively bring expertise and resources to this effort."

           A.D. "Pete" Correll, Georgia-Pacific's chairman and chief executive officer, said,
"This is a bold move for the paper and forest products industry. It is a defining step in our industry's positioning in the electronic business-to-business marketplace. Our companies immediately bring products and distribution capability through our active, joint participation."

           Steven R. Rogel, Weyerhaeuser's chairman, president and chief executive, said,
"Rapidly evolving technology is dramatically changing the global marketplace. This initiative will aggressively shape the electronic marketplace in the paper and forest products industry to ensure our industry meets the current and future needs of our customers. It will also promote better relationships with other trade partners, such as suppliers."

           Executives representing the three companies who will serve as a steering committee include Marianne M. Parrs, executive vice president, International Paper, and John N. Balboni, vice president - e-business, International Paper; David J. Paterson, vice president - electronic commerce, Georgia-Pacific, and Robert A. Renner, director - electronic commerce, Georgia-Pacific; and Mack L. Hogans, senior vice president - corporate affairs with acting responsibility for electronic business, Weyerhaeuser, and Darien E. Roseen, vice president - strategic planning, Weyerhaeuser. Morgan Stanley Dean Witter has been selected to provide financial consulting services for this initiative.

           Until the electronic marketplace is up and running, which is subject to appropriate governmental and other approvals, the companies will continue to conduct sales and procurement activities as normal. International Paper's previously announced relationship with PaperExchange.com will remain part of the company's e-commerce strategy.

           International Paper (www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include printing papers, packaging, building materials, chemical products and distribution. Headquartered in the United States at Purchase, N.Y., International Paper has operations in nearly 50 countries, employs nearly 100,000 people and exports its products to more than 130 nations.

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           Georgia-Pacific, headquartered at Atlanta, is one of the world's leading manufacturers and distributors of pulp, paper and building products. It consists of two distinct operating groups - The Georgia- Pacific Group (NYSE: GP), which includes the pulp, paper and building products businesses, and The Timber Company (NYSE: TGP), which manages 4.7 million acres of timberland in North America. The company (www.gp.com) employs more than 55,000 people at 500 locations in the United States and Canada.

           Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 1999, sales were $12.3 billion. It has offices or operations in 13 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.

Certain statements contained in this release, including statements regarding anticipated results derived from internet technology and implementation of an electronic marketplace, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the effect of general economic conditions on the demand for pulp, paper and building products, the corresponding level of demand for and cost of paper and forest products, the effect of changes in manufacturing and distribution of competitive products, the availability of technology necessary to implement an electronic marketplace and the ability of the proposed new entity to successfully utilize and operate it, and other factors listed in the respective companies' Securities and Exchange Commission filings.